Exhibit (a)(iii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offers (as defined below) are made solely by the Amended Offer to Purchase, dated May 17, 2019, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Shares (as defined below) in any jurisdiction in which the making or acceptance or offers to sell Shares would not be in compliance with the laws of that jurisdiction.

Amended and Restated Notice of Offer to Purchase for Cash by
Griffin Capital Essential Asset REIT II, Inc.

Up to 1,046,025 Shares of Class A Common Stock, 2,060,669 Shares of Class AA Common Stock, 52,301 Shares of Class AAA Common Stock, 10,352 Shares of Class T Common Stock, 10,373 Shares of Class D Common Stock, 10,363 Shares of Class S Common Stock, 51,867 Shares of Class I Common Stock, and 7,217,573 Shares of Class E Common Stock
at a Purchase Price Per Share of:
$9.56 for Class A, Class AA or Class AAA Shares, $9.66 for Class T Shares, $9.64 for Class D Shares, $9.65 for Class S Shares, $9.64 for Class I Shares, $9.56 for Class E Shares for an Aggregate Purchase Price of $100,000,000

Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company,” “we,” “us,” or “our”) hereby announces its amended offer to purchase up to 1,046,025 shares of Class A common stock, 2,060,669 shares of Class AA common stock, 52,301 shares of Class AAA common stock, 10,352 shares of Class T common stock, 10,373 shares of Class D common stock, 10,363 shares of Class S common stock, 51,867 shares of Class I common stock, and 7,217,573 shares of Class E common stock, par value $0.001 per share (collectively, the “Shares”), for cash at a purchase price equal to $9.56 per Class A, Class AA or Class AAA Share, $9.66 per Class T Share, $9.64 per Class D Share, $9.65 per Class S Share, $9.64 per Class I Share, and $9.56 per Class E Share (singularly and collectively, the “Purchase Price”), for an aggregate Purchase Price of $100,000,000, upon the terms and conditions described in the Amended Offer to Purchase dated May 17, 2019 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) and the related Instructions to Letter of Transmittal (the “Instructions”). The Offer to Purchase and the Letter of Transmittal, including the Instructions, with respect to each class of Shares constitute an “Offer” and collectively constitute, the “Offers.” The Offers have been approved by our board of directors (the “Board”).
The Company has filed a Tender Offer Statement on Amendment No. 1 to Schedule TO dated May 17, 2019 (the “Schedule TO”), relating to the Offers with the Securities and Exchange Commission to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Schedule TO, including the Offer to Purchase, the Letter of Transmittal and the Instructions, may be obtained free of charge at www.sec.gov. The Offer to Purchase, the Letter of Transmittal and the Instructions may also be obtained from the Company’s website, www.gcear.com, or may be requested from the Information Agent at the telephone number and addresses set forth below.
THE OFFERS, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. EASTERN TIME, ON MONDAY, JUNE 10, 2019, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE INSTRUCTIONS, CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO AN OFFER. STOCKHOLDERS MAY TENDER ALL OR A PORTION OF THEIR SHARES. STOCKHOLDERS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES.
WHILE OUR BOARD HAS APPROVED THE OFFERS, NEITHER THE COMPANY, OUR BOARD, NOR DST SYSTEMS, INC. IN ITS CAPACITY AS DEPOSITARY, PAYING AGENT OR INFORMATION AGENT FOR THE OFFERS, MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY

SHARES TO TENDER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN OR INCORPORATED BY REFERENCE INTO THE OFFERS AND TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
Each of the Offers is not conditioned upon any minimum amount of Shares being tendered. The Offers are, however, subject to other conditions as set forth in the Offer to Purchase.
The Offers are for cash at the applicable Purchase Price, on the terms and conditions set forth in each Offer. The Offers are designed to provide limited liquidity to holders of Shares, for which there is no current public market.
The Company will purchase, for the Purchase Price, all Shares properly tendered and not properly withdrawn prior to the Expiration Date, upon the terms and subject to the conditions of the Offers, including the “odd lot” priority and proration provisions (as described in the Offer to Purchase). Under no circumstances will the Company pay interest on the Purchase Price for the Shares, even if there is a delay in making payment, nor will you be entitled to distributions on record dates that occur on or after the date that the Company accepts your Shares for purchase.
For purposes of each of the Offers, the Company will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of each applicable Offer, and therefore properly purchased Shares that are properly tendered and not properly withdrawn only when, as and if the Company gives oral or written notice to DST Systems, Inc. (“DST”), the depositary and the paying agent for the Offers, of its acceptance of such tendered Shares for payment. The Company will make payment for Shares tendered and accepted for payment under the Offers only after timely receipt by DST in its capacity as the Depositary for the Offers of: (i) a properly completed and duly executed Letter of Transmittal and any required signature guarantees, and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer, commercial bank, trust company, custodian or other nominee for tendering Shares on the stockholder’s behalf.
Upon the terms and subject to the conditions of each of the Offers, if more than 1,046,025 Class A Shares, 2,060,669 Class AA Shares, 52,301 Class AAA Shares, 10,352 Class T Shares, 10,373 Class D Shares, 10,363 Class S Shares, 51,867 Class I Shares, and/or 7,217,573 Class E Shares, have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will first purchase all Class A Shares, Class AA Shares, Class AAA Shares, Class T Shares, Class D Shares, Class S Shares, Class I Shares or Class E Shares, as applicable, properly tendered and not properly withdrawn by any “odd lot holder” (i.e., a stockholder of less than 100 Shares) who tenders all of their Shares of such applicable class, and second will purchase all other properly tendered Class A Shares, Class AA Shares, Class AAA Shares, Class T Shares, Class D Shares, Class S Shares, Class I Shares and/or Class E Shares, for each class as applicable, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.
The Company will announce the preliminary results of the Offers through an amendment to the Schedule TO, including the expected proration factors for each of the Offers, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares the Company accepts for payment promptly after the Expiration Date.
The Company will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with DST, which will act as your agent for the purpose of receiving payments from the Company and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by DST in its capacity as the Depositary for the Offers of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.
We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which each Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to DST and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the applicable Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares. The Company also expressly reserves the right to terminate any Offer, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, in its reasonable discretion and regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or are deemed by the Company to have occurred, to amend the Offers in any respect, including, without limitation, by increasing or decreasing the consideration offered. The Company will announce any such termination or amendment to an Offer by making a public announcement of the termination or amendment in accordance with applicable law.
Generally, the receipt of cash from the Company in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes either as: (1) a sale or exchange eligible for gain or loss treatment, or (2) a distribution in respect of stock from the Company, as described in Section 16 of the Offer to Purchase. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.
Consummation of the Offers, if all Shares sought are tendered, would require payment of up to $10,000,000 for the Class A Shares tendered, $19,700,000 for the Class AA Shares tendered, $500,000 for the Class AAA Shares tendered, $100,000 for the Class T Shares tendered, $100,000 for the Class D Shares tendered, $100,000 for the Class S Shares tendered, $500,000 for the Class I Shares tendered, and $69,000,000 for the Class E Shares tendered, for a combined total aggregate purchase price of up to $100,000,000. The purchase of Shares pursuant to the Offers will reduce the Company’s stockholders’ equity and total cash in an amount equal to the aggregate Purchase Price of the Shares purchased.
Tenders of Shares under the Offers are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Company under the Offers, may also be withdrawn at any time after July 1, 2019. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. For such withdrawal to be effective, the stockholder must either call DST or send a Withdrawal Letter to DST by mail or overnight courier service to be timely received by DST at the address specified on the Instructions.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and such determination will be final and binding, subject to a stockholder’s right to challenge the Company’s determination in a court of competent jurisdiction. None of the Company, its affiliates, DST or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
If you would like to tender a portion or all of your Shares pursuant to the terms of the applicable Offer, you must obtain from our website, or request that we mail to you, a copy of the Offer to Purchase and the related Letter of Transmittal and other documents related to the applicable Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). The Share Repurchase Package is filed with the Securities and Exchange Commission and may be obtained free of charge at www.sec.gov. The Share Repurchase Package may also be obtained from the Company’s website, www.gcear.com, or may be requested from the Information Agent at the telephone number and addresses set forth below. The Information Agent will promptly furnish to stockholders copies of these materials at the Company’s expense.

The Depositary, Paying Agent and Information Agent for the Offers is:

DST Systems Inc.

Toll-Free Telephone Number:	(844) 292-8012
Mailing Address:	Griffin Capital Essential Asset REIT II, Inc. P.O. Box 219886 Kansas City, MO 64121-9886
Overnight Courier Address:	Griffin Capital Essential Asset REIT II, Inc. 430 W. 7th Street, Suite 219886 Kansas City, MO 64105-1407
Fax:	(816) 374-7427
Email:	Griffinreit@dstsystems.com

Stockholders may also contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance concerning the Offers.
May 17, 2019